Exhibit 99.1

Clean Wind Energy, Inc.
(A Development Stage Company)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Clean Wind Energy, Inc.

We have audited the accompanying balance sheet of Clean Wind Energy, Inc. (the “Company”), a development stage company as of September 30, 2010 and the related statements of operations, changes in stockholders’ equity and cash flows for the period from July 26, 2010 (date of inception) through September 30, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to the above present fairly, in all material respects, the financial position of Clean Wind Energy, Inc. as of September 30, 2010, and the results of operations, stockholders’ equity and cash flows for the period from July 26, 2010 (date of inception) through September 30, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the accompanying financial statements, the Company is a development stage company and is incapable of generating sufficient cash flow to sustain its operations without securing additional financing, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RBSM LLP
New York, New York
December 29, 2010

Clean Wind Energy, Inc.
(A Development Stage Company)
Balance Sheet

September 30,
2010
Assets:
Current assets:
Cash	$75

Total assets	$75

Liabilities and Stockholders’ Equity (Deficit):
Stockholders’ equity:
Common stock, par value $0.001, 100,000 shares authorized; 75,000 shares issued and outstanding at September 30, 2010	75
Deficit accumulated during development stage	—

Total stockholders’ equity	75

Total liabilities and stockholders’ equity	$75

The accompanying notes are an integral part of these financial statements.

Clean Wind Energy, Inc.
(A development Stage Company)
Statement of Operations

For the Period
from July 26, 2010
(date of inception)
through September
30, 2010
Revenue	$—
Expenses	—

Net income/(loss)	$—

Net income/(loss) per common share:
Basic	$—
Diluted	$—
Weighted average number of common shares outstanding — basic and diluted	75,000

The accompanying notes are an integral part of these financial statements.

Clean Wind Energy, Inc.
(A Development Stage Company)
Statement of Changes in Stockholders’ Equity

	Common Stock Par Value
	$0.001 Per Share
			Accumulated	Total
			Retained Earnings	Stockholders’
	Shares	Amount	/ (Deficit)	Equity

Balance July 26, 2010	—	$—	$—	—
Issuance of common stock	75,000	75	—	75
Balance September 30, 2010	75,000	$75	$—	75

The accompanying notes are an integral part of these financial statements.

Clean Wind Energy, Inc.
(A Development Stage Company)
Statement of Cash Flows

For the Period
from July 26, 2010
(date of inception)
through September
30, 2010

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net income (loss)	$—

Net cash provided by operating activities	—

Cash flows from financing activities:
Proceeds from issuance of common stock	75

Net increase in cash and cash equivalent	75
Cash and cash equivalent, at beginning of period	—

Cash and cash equivalent, at end of period	$75

Supplemental Disclosures of Cashflow Information:
Interest paid	$—
Income taxes paid	$—

The accompanying notes are an integral part of these financial statements.

Clean Wind Energy, Inc.
(A Development Stage Company)
Notes to Financial Statements

Note 1 — Nature of Operations

Clean Wind Energy, Inc. (the “Company”) a Delaware corporation was formed on July 26, 2010.  The Company is developing plans to design and construct large downdraft towers that use benevolent, non-toxic natural elements to generate electricity and clean water economically (“Downdraft Towers”) by integrating and synthesizing numerous proven as well as emerging technologies. In addition to constructing Downdraft Towers in the United States and abroad, the Company intends to be prepared to establish partnerships at home and abroad to propagate these systems and meet increasing global demand for clean water and electricity.

Note 2 — Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Development stage entity

The Company is considered to be a development stage entity, as defined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 915.  For the period from July 26, 2010 (date of inception) through September 30, 2010, the Company has not generated any revenues to date, has no significant expenses and has no recurring losses. Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise.

Basic and diluted net loss per share

We utilize ASC 260, “Earnings Per Share” for calculating the basic and diluted loss per share. In accordance with ASC 260, the basic and diluted loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted net loss per share is computed similar to basic net loss per share except that the denominator is adjusted for the potential dilution that could occur if stock options, warrants, and other convertible securities were exercised or converted into common stock. Potentially dilutive securities were not included in the calculation of the diluted net loss per share as their effect would be anti-dilutive. The Company has no common stock equivalents at September 30, 2010.

Income taxes

The Company utilizes ASC 740 “Income Taxes” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

Cash and cash equivalents

For purposes of the statement of cash flows, cash and cash equivalents includes demand deposits, saving accounts and money market accounts. The Company considers all highly liquid debt instruments with maturities of three months or less when purchased to be cash and cash equivalents.

Revenue recognition

The Company has generated no revenues to date. It is the Company’s policy that revenue from product sales or services will be recognized in accordance with ASC 605 “Revenue Recognition”. Four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company will defer any revenue for which the product was not delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

Research and development

In accordance with ASC 730, “Research and Development”, the Company expenses all research and development costs as incurred. The Company had incurred no research and development costs since inception date, July 26, 2010 through September 30, 2010.

Recently Adopted Accounting Principles

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not expect the future adoption of any such pronouncements to have a significant impact on its results of operations, financial condition or cash flow.

Note 3 — Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a development stage entity and has not established any sources of revenue to cover its operating expenses. The Company will engage in very limited activities without incurring any significant liabilities that must be satisfied in cash until a source of funding is secured. As shown in the accompanying financial statements, the Company has not generated any revenue for the period from July 26, 2010 (date of inception) through September 30, 2010. The Company had $75 cash balance at September 30, 2010 from the issuance of common stocks to its founders and officers since its date of inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue existence is dependent upon commencing its planned operations, management’s ability to develop and achieve profitable operations and/or upon obtaining additional financing to carry out its planned business. The Company intends to fund its business development, acquisition endeavors and operations through equity and debt financing arrangements. Subsequent to September 30, 2010, certain shareholders of the Company have committed to meeting operating expenses. However, there can be no assurance that these arrangements will be sufficient to fund its ongoing capital expenditures, working capital, and other cash requirements. The outcome of these matters cannot be predicted at this time.

There can be no assurance that any additional financings will be available to the Company on satisfactory terms and conditions, if at all. In the event we are unable to continue as a going concern, we may elect or be required to seek protection from our creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence.

The accompanying financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

Note 4 — Commitments and Contingencies

The Company has no lease and employment commitments as of September 30, 2010.

Note 5 — Stockholders’ Equity

The Company is authorized to issue 100,000 shares of its common stock, with par value of $0.001 per share.

On September 22, 2010, the Company issued 75,000 shares of common stock to its founders for $75. As of September 30, 2010 there were 75,000 shares of common stock issued and outstanding.

Note 6 — Subsequent Events

Merger transaction

On December 29, 2010, the Company merged with a wholly owned subsidiary of Superior Silver Mines, Inc., (“Superior”) a Nevada corporation, pursuant to an Agreement and Plan of Merger. Under the terms of the Agreement, each share of Clean Wind common stock was converted into the right to receive 4,000 shares of Superior’s common stock.

Superior is a publicly registered corporation with no significant operations prior to the merger. For accounting purposes, Clean Wind shall be the surviving entity. The transaction is accounted for as a recapitalization of Clean Wind pursuant to which Clean Wind is treated as the surviving and continuing entity although Superior is the legal acquirer rather than a reverse acquisition. Accordingly, the registrant or Superior’s historical financial statements are those of Clean Wind immediately following the consummation of the reverse merger.

Related Parties

During the period of November and December 2010, the Company’s president and chairman of the board has advanced the Company the sum of $71,333; cash received and deposited of $22,000 and the balance of $49,333 represents reimbursable expenses. These amounts are interest free advances.

The Company also owes reimbursable expenses of approximately $15,000 to the chief operating officer and director.